UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2024

THE GORMAN-RUPP COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or other jurisdiction

of Incorporation)

1-6747	34-0253990
(Commission File Number)	(I.R.S. Employee Identification No.)

600 South Airport Road, Mansfield, Ohio	44903
(Address of Principal Executive Offices)	(Zip Code)

(419) 755-1011

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Shares, without par value	GRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Senior Secured Credit Agreement

On May 31, 2024, The Gorman-Rupp Company (the “Company”) entered into an Amended and Restated Senior Secured Credit Agreement (the “Amended and Restated Senior Credit Agreement”) by and among the Company, as borrower, certain direct, wholly-owned subsidiaries of the Company, as guarantors (the “Guarantors”), the several lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent, which amends, extends, and restates the Company’s existing Senior Secured Credit Agreement, dated as of May 31, 2022, by and among the Company, the Guarantors, the lending institutions party thereto and the Administrative Agent.

The Amended and Restated Senior Credit Agreement provides for a term loan facility in an aggregate principal amount of $370 million (the “Senior Term Loan Facility”), a revolving credit facility in an aggregate principal amount of up to $100 million (the “Credit Facility”), a letter of credit sub-facility in the aggregate available amount of up to $30 million, as a sublimit of the Credit Facility, and a swing line sub-facility in the aggregate available amount of up to $20 million, as a sublimit of the Credit Facility. At May 31, 2024, no borrowings were outstanding under the Credit Facility.

Borrowings under the Senior Term Loan Facility are payable in quarterly installments commencing on September 30, 2024 and continuing on the last day of each consecutive December, March, June and September thereafter. To the extent not previously paid, all then-outstanding amounts under the Senior Term Loan Facility and the Credit Facility are due and payable on the maturity date, which is May 31, 2029.

The Amended and Restated Senior Credit Agreement includes customary representations, warranties, covenants and events of default.

At the option of the Company, borrowings under the Senior Term Loan Facility and under the Credit Facility (subject to certain limitations) bear interest at either a base rate or at an Adjusted Term SOFR Rate (as defined in the Amended and Restated Senior Credit Agreement), as determined by the Company pursuant to the Amended and Restated Senior Credit Agreement, plus the applicable margin as set forth therein from time to time, which ranges from 0.5% to 1.25% for base rate loans and 1.50% to 2.25% for Adjusted Term SOFR Rate loans. The applicable margin is based on the Company’s total leverage ratio (as defined in the Amended and Restated Senior Credit Agreement). At May 31, 2024, the applicable margin under the Amended and Restated Senior Credit Agreement was 1.25% for base rate loans and 2.25% for Adjusted Term SOFR Rate loans.

The obligations of the Company under the Amended and Restated Senior Credit Agreement continue to be secured by a first priority lien on substantially all of its personal property (subject to certain exceptions and limitations), and each of the Guarantors continue to guarantee the obligations of the Company under the Amended and Restated Senior Credit Agreement, which guarantees are secured by a first priority lien in substantially all of the Guarantors’ personal property (subject to certain exceptions and limitations).

The Amended and Restated Senior Credit Agreement requires the Company to maintain a consolidated total net leverage ratio not to exceed 4.50 to 1.00 for each of the four consecutive fiscal quarter periods ending June 30, 2024 and September 30, 2024, decreasing to 4.25 to 1.00 for each of the four consecutive quarters ending December 31, 2024 and March 31, 2025, decreasing to 4.00 to 1.00 for each of the four consecutive fiscal quarter periods ending June 30, 2025 and September 30, 2025, and decreasing to 3.50 to 1.00 for the four consecutive fiscal quarter period ending December 31, 2025 and each of the four consecutive fiscal quarter periods ending thereafter.

The Amended and Restated Senior Credit Agreement requires the Company to maintain an interest coverage ratio of not less than 3.00 to 1.00 for any four consecutive fiscal quarter period.

The Amended and Restated Senior Credit Agreement also includes other covenants, including negative covenants that, subject to certain exceptions, limit the Company’s and in certain cases, its subsidiaries’ ability to, among other things: (i) incur additional debt, including guarantees; (ii) create liens upon any of their property; (iii) merge or consolidate with any other entity, liquidate, wind up or dissolve, or dispose of all or substantially all of their property or business; (iv) dispose of assets; (v) make certain investments; (vi) enter into sale leaseback transactions; (vii) enter into swap agreements; (viii) make or pay dividends in excess of certain thresholds set forth in the Amended and Restated Senior Credit Agreement unless certain conditions are met; (ix) repay certain indebtedness; (x) engage in transactions with affiliates; (xi) enter into certain restrictive agreements; or (xii) modify certain material contractual obligations or organizational documents.

The Amended and Restated Senior Credit Agreement also contains customary provisions requiring the following mandatory prepayments (subject to certain exceptions and limitations): (i) 100% of the net cash proceeds from any non-ordinary course sale of assets and certain casualty or condemnation events above a certain threshold; and (ii) 100% of the net cash proceeds of indebtedness not permitted to be incurred under the Amended and Restated Senior Credit Agreement.

The foregoing description of the Amended and Restated Senior Credit Agreement does not purport to be complete and is qualified in all respects by reference to the full text of the Amended and Restated Senior Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Note Agreement

On May 31, 2024, the Company entered into a Note Agreement (the “6.40% Note Agreement”) by and among the Company, as issuer, the Guarantors, as guarantors, and the purchasers named therein (the “Purchasers”).

Pursuant to the Note Agreement, the Company issued $30 million aggregate principal amount of 6.40% senior secured notes due May 31, 2031 (the “6.40% Notes”). The 6.40% Notes will mature on May 31, 2031, unless earlier redeemed or repurchased. Interest is payable semiannually on the last day of May and November in each year, commencing with November 30, 2024. The 6.40% Note Agreement includes representations, warranties, covenants and events of default, substantially consistent with those contained in the Amended and Restated Senior Credit Agreement.

The Company’s obligations under the 6.40% Notes are secured by a first priority lien on substantially all of its personal property (subject to certain exceptions and limitations), and guaranteed by each of the Guarantors, which guarantees are secured by a first priority lien in substantially all of the Guarantors’ personal property (subject to certain exceptions and limitations). The liens granted under the 6.40% Notes are equal in priority to those granted pursuant to the Amended and Restated Senior Credit Agreement.

The foregoing descriptions of the 6.40% Note Agreement and the 6.40% Notes do not purport to be complete and are qualified in all respects by reference to the full text of such documents. A copy of the 6.40% Note Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. A Form of 6.40% Note is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On May 31, 2024, the Company repaid in full all outstanding indebtedness and terminated all commitments and obligations under its unsecured subordinated credit agreement (the “Subordinated Credit Agreement”), dated as of May 31, 2022, by and among the Company, as borrower, certain of the Company’s affiliates, as guarantors, the several lenders from time to time party thereto, and the Delaware Trust Company (as successor administrative agent to JPMorgan Chase Bank, N.A), as administrative agent.

The Company’s payment to the lenders under the Subordinated Credit Agreement was approximately $91.8 million, which included a make-whole payment of approximately $1.8 million. This amount satisfies all of the Company’s obligations under the Subordinated Credit Agreement, which would have matured on December 1, 2027.

The material terms of the Subordinated Credit Agreement are described in Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 31, 2022.

Item 2.01	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see the description in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K, related to each of the Amended and Restated Senior Credit Agreement and the 6.40% Note Agreement, which description is incorporated herein by reference.

Item 8.01	Other Events

On June 3, 2024, the Company issued a press release announcing the closing of the transactions described herein. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	Amended and Restated Senior Secured Credit Agreement, dated as of May 31, 2024.

10.2	Note Agreement, dated as of May 31, 2024.

10.3	Form of 6.40% Senior Secured Note Due May 31, 2031 (included as Exhibit A to the Note Agreement filed herewith as Exhibit 10.2).

99.1	Press Release dated June 3, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GORMAN-RUPP COMPANY

By:	/s/ Brigette A. Burnell
Name:	Brigette A. Burnell
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: June 3, 2024